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                                                                  Exhibit 99.12

                           2004 MANAGEMENT STOCK PLAN
                                       OF
                             OGLEBAY NORTON COMPANY

                             STOCK OPTION AGREEMENT



         THIS AGREEMENT, made as of __________________, 2004 (the "Grant Date"), by and between OGLEBAY NORTON COMPANY (the "Corporation") and __________________ (the "Holder").

         WHEREAS, the Corporation has established the 2004 Management Stock Plan of Oglebay Norton Company (the "Management Stock Plan") in order to provide additional incentives to certain employees of the Corporation and its Subsidiaries; and

         WHEREAS, the Corporation has granted an option to the Holder pursuant to the Management Stock Plan as provided herein; and

         WHEREAS, the Holder is an employee who is employed by the Corporation;

         NOW, THEREFORE, the parties hereto agree as follows:

         1. Grant of Option.

                  1.1 The Corporation hereby grants to the Holder the right and option (the "Option") to purchase all or any part of an aggregate of ___________ Shares, subject to, and in accordance with, the terms and conditions set forth in this Agreement and the Management Stock Plan.

                  1.2 The Option and this Agreement are subject to all of the terms and conditions of the Management Stock Plan, which terms and conditions are hereby incorporated by reference. Except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Management Stock Plan.

         2. Exercise Price. The price at which the Holder shall be entitled to purchase Shares upon the exercise of the Option shall be $12.63 per Share.

         3. Duration of Option. The Option shall expire on the tenth anniversary of the Grant Date.

         4. Vesting and Exercisability of Option. Except as otherwise provided pursuant to the acceleration provisions of the Plan, the Option shall vest and become exercisable at the rate of 33-1/3% on each of January 1, 2005, January 1, 2006 and January 1, 2007, provided that the Holder is still in the employ of the Corporation or a Subsidiary on each such respective vesting date. In no event, however, may the Option be exercised on or after the Option's expiration date or after an earlier termination of exercisability of the Option pursuant to the Plan in connection with the Holder's termination of employment with the Corporation or its Subsidiaries.

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         5. Non-Transferability of Option. The Option shall not be transferable by the Holder otherwise than by will or by the laws of descent and distribution and shall be exercisable during the Holder's lifetime only by the Holder, or in the event of Holder's legal incapacity, by the Holder's guardian or legal representative acting on behalf of Holder in a fiduciary capacity under state law and court supervision.

         6. No Rights as a Stockholder. The Holder shall not have any rights or privileges of a stockholder with respect to any Shares until the date of issuance by the Corporation of such Shares pursuant to the exercise of the Option.

         7. Additional Provisions Related to Exercise. In the event of the exercise of the Option at a time when there is not in effect a registration statement under the Securities Act of 1933, as amended, relating to the Shares, the Holder hereby represents and warrants, and by virtue of such exercise shall be deemed to represent and warrant, to the Corporation that the Shares are being acquired for investment only and not with a view to the distribution thereof, and the Holder shall provide the Corporation with such further representations and warranties as the Corporation may reasonably require in order to ensure compliance with applicable federal and state securities, "blue sky" and other laws. No Shares shall be purchased upon the exercise of the Option unless and until the Corporation and/or the Holder shall have complied with all applicable federal or state registration, listing and/or qualification requirements and all other requirements of law or of any regulatory agencies having jurisdiction.

         8. Restrictive Legend. Any stock certificate representing Shares issued upon exercise of the Option shall, if applicable, bear a legend making appropriate references to any restrictions imposed by stock exchange and/or securities law requirements. Notwithstanding any other provision of this Agreement or the Management Stock Plan to the contrary, in lieu of issuing one or more stock certificates representing Shares, record ownership of the Shares issued pursuant to the exercise of the Option in the name of the Holder may, in the sole discretion of the Corporation, be evidenced by appropriate entry in the Corporation's stock ownership records, in which case the Holder may receive a certificate or certificates representing such Shares only by written request to the Corporation.

         9. Holder Bound by the Plan. The Holder hereby acknowledges receipt of a copy of the Management Stock Plan and agrees to be bound by all the terms and provisions thereof, including, without limitation, the Corporation's and Subsidiaries' tax withholding rights with respect to the Shares issued pursuant to any exercise of the Option. A determination of the Committee as to any questions which may arise with respect to the interpretation of the provisions of this Agreement and of the Management Stock Plan shall be final. The Committee may authorize and establish such rules, regulations and revisions thereof not inconsistent with the provisions of the Management Stock Plan, as it may deem advisable to effectuate the purpose of the grant of the Option.

         10. Modification of Agreement. This Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the parties hereto.


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         11. Severability. Each provision of this Agreement is intended to be severable. If any provision of this Agreement shall be invalid to any extent or in any application, the remaining provisions of this Agreement shall not be affected thereby and shall continue in effect and application to the fullest extent in accordance with their terms.

         12. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Ohio, except to the extent that such laws are preempted by the federal laws of the United States of America. Each party hereby irrevocably submits to the jurisdiction of the state and federal courts sitting in Cleveland, Ohio for the adjudication of any dispute hereunder.

         13. Successors in Interest. This Agreement shall inure to the benefit of, and be binding on, the Corporation and its successors and assigns. This Agreement shall inure to the benefit of, and be binding on, the Holder and the Holder's legal representatives. All obligations imposed upon the Holder and all rights granted to the Corporation under this Agreement shall be final, binding and conclusive upon the Holder's heirs, executors, administrators and successors. This Agreement shall not be assignable by the Holder.

         14. Entire Agreement. This Agreement, together with the Management Stock Plan, constitutes the entire agreement between the parties hereto with respect to the Option.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.



                                           OGLEBAY NORTON COMPANY

                                           By:
                                                --------------------------------


                                                --------------------------------
                                                          [Name of Holder]



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